Exhibit 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports dated June 19, 1996 (except for the matters described in Note 14, as to which the date is August 14, 1996), June 4, 1996 and June 5, 1996 and to all references to our Firm included in or made a part of this registration statement.



                                          ARTHUR ANDERSEN LLP



New York, New York
September 5, 1996